EXHIBIT 99

15985 East High Street

P. O. Box 35

Middlefield, Ohio 44062

Phone: 440/632-1666     FAX: 440/632-1700

www.middlefieldbank.com

PRESS RELEASE

Company Contact:	Investor and Media Contact:
Thomas G. Caldwell President/Chief Executive Officer Middlefield Banc Corp. (440) 632-1666 Ext. 3200 tcaldwell@middlefieldbank.com	Andrew M. Berger Managing Director SM Berger & Company, Inc. (216) 464-6400 andrew@smberger.com

Middlefield Banc Corp. Reports Financial Results for the 2014 Second Quarter

MIDDLEFIELD, OHIO, July 22, 2014 ¿¿¿¿ Middlefield Banc Corp. (OTCQB: MBCN) today reported financial results for the three and six months ended June 30, 2014.

2014 Second Quarter Financial Highlights Include:

•	Net interest income increased 5.3% to $5.9 million from $5.6 million for the 2013 second quarter.

•	The net interest margin improved to 4.04%, compared to 3.88% for the same period of 2013.

•	Tangible stockholders’ equity improved 4.8% from 2014 first quarter, and 11.6% from December 31, 2013.

•	Total net loans increased 9.5% from the 2013 second quarter and 1.4% compared to the 2014 first quarter.

•	Nonperforming assets declined to $12.9 million from $15.2 million for the 2013 second quarter.

•	Tier 1 capital ratio strengthened to 9.31% from 8.49% at June 30, 2013.

“We continue to report strong financial results despite higher operating and regulatory costs,” stated Thomas G. Caldwell, President and Chief Executive Officer. “Throughout 2014 we will be making investments in our business by enhancing our operations, products, and services, and adding senior managers to assist with our growth objectives. These activities may impact the level of profitability over the near term but will have a positive effect on our financial results and customer experience in the coming quarters. Our customers are already experiencing the benefits from the investments we have made in our new website, enhanced on-line banking services, and new mobile banking capabilities.”

Net income for the 2014 second quarter was $1.6 million, or $0.79 per diluted share, compared to net income for the 2013 second quarter of $1.7 million, or $0.83 per diluted share. Net income for the six months ended June 30, 2014 was $3.4 million, or $1.65 per diluted share, compared to net income for the six months ended June 30, 2013 of $3.3 million, or $1.66 per diluted share.

Annualized returns on average equity (“ROE”) and average assets (“ROA”) for the 2014 second quarter were 11.58% and 0.96%, respectively, compared with 12.47% and 1.02% for the 2013 second quarter. ROE and ROA were 12.33% and 1.02%, respectively, for the 2014 six month period, compared with 12.32% and 1.02% for the same period last year.

Mr. Caldwell continued: “As we enter the second half of 2014, we are well positioned to grow our banking franchise. By the end of the third quarter, we will enter the secondary mortgage market, which will enhance our product offerings and increase our noninterest income. While we are excited about our growth opportunities, we remain committed to delivering excellent customer service, increasing value to our shareholders, and managing the company under safe and sound banking principles.”

Income Statement

Net interest income for the 2014 second quarter increased 5.3% to $5.9 million, compared to $5.6 million for the 2013 second quarter. For the 2014 first half, net interest income increased 6.0% to $11.8 million, compared to $11.2 million for the same period last year. The second quarter and first half increases in net interest income were driven by a reduction in funding costs, primarily time deposits. The net interest margin for the 2014 second quarter was 4.04%, compared to 3.88% for the same period of 2013. Year-to-date, the net interest margin was 4.12%, compared to 3.90% for the same period last year.

Noninterest income was up slightly for the 2014 second quarter and down year-to-date. The improvement in the 2014 second quarter was a result of investment securities gains and other income, partially offset by lower service charges on deposits and earnings on bank-owned life insurance.

Noninterest expense for the 2014 second quarter was $4.6 million, an increase of approximately $0.7 million from the 2013 second quarter, primarily a result of higher operating expenses.

“We are proactively investing in our future to diversify our sources of income and offset the impact of historically low interest rates and higher regulatory costs,” said Donald L. Stacy, Chief Financial Officer. “The result will be higher near-term expenses as our growth strategies take time to develop. We are working hard to offset a portion of these higher costs through prudent expense management and proactively controlling our cost of funds.”

Balance Sheet

Total assets at June 30, 2014 increased 3.3% to $668.3 million, from $647.1 million at December 31, 2013. Net loans at June 30, 2014 were approximately $443.0 million, compared to $428.7 million at December 31, 2013. The 3.3% year-to-date increase in net loans was a result of growth across all loan categories led by a 4.2% increase in residential mortgage loans.

Total deposits at June 30, 2014 increased 3.5% to $588.8 million from $568.8 million at December 31, 2013. The investment portfolio, which is entirely classified as available for sale, stood at $165.5 million at June 30, 2014, compared to $157.1 million at December 31, 2013. The increase in investment securities available for sale is primarily a result of the growth in the Bank’s tax-free municipal securities portfolio of $8.0 million.

Stockholders’ Equity and Dividends

Tangible stockholders’ equity increased 13.8% to $54.6 million for the 2014 second quarter, compared to $48.0 million for the 2013 second quarter. On a per share basis, tangible stockholders’ equity increased 12.7% to $26.67 at June 30, 2014 from $23.66 at June 30, 2013. The increase is the result of a higher level of retained earnings and accumulated other comprehensive income, which was offset by cash dividends paid to shareholders.

At June 30, 2014, the company had a Tier 1 leverage ratio of 9.31%, up from 8.49% at June 30, 2013 and 9.15% at March 31, 2014.

During the 2014 second quarter, the company paid cash dividends of $0.26 per share, which equaled the amount paid in the 2013 second quarter. Year-to-date, the company has paid cash dividends of $0.52 per share.

Asset Quality

The provision for loan losses for the 2014 second quarter was $0.1 million, compared to the $0.3 million for the 2013 second quarter. The provision for loan losses for the six months ended June 30, 2014 was $0.3 million, compared to $0.6 million for the same period last year. Net charge-offs for the 2014 six months was $0.2 million, or 0.10% of average loans, annualized. The allowance for loan losses at June 30, 2014 stood at $7.1 million, or 1.58% of total loans, compared to $7.7 million or 1.88% of total loans at June 30, 2013.

The following table provides a summary of asset quality and reserve coverage ratios.

	Asset Quality History
	(dollars in thousands)
	6/30/2014	12/31/2013	6/30/2013	12/31/2012	12/31/2011
Nonperforming loans	$10,506	$12,290	$12,869	$14,224	$24,546
Real estate owned	2,392	2,698	2,361	1,846	2,196

Nonperforming assets	$12,898	$14,988	$15,230	$16,070	$26,742

Allowance for loan losses	$7,129	$7,046	$7,749	$7,779	$6,819

Ratios:
Nonperforming loans to total loans	2.33%	2.82%	3.12%	3.48%	6.12%
Nonperforming assets to total assets	1.93%	2.32%	2.32%	2.40%	4.09%
Allowance for loan losses to total loans	1.58%	1.62%	1.88%	1.90%	1.70%
Allowance for loan losses to nonperforming loans	67.85%	57.33%	60.21%	54.69%	27.78%

Middlefield Banc Corp., headquartered in Middlefield, Ohio, is a bank holding company with total assets of $668.3 million at June 30, 2014. On January 20, 2014, the company consolidated its Emerald Bank subsidiary into the company’s lead bank, The Middlefield Banking Company. The bank operates 10 full service banking centers and an LPL Financial® brokerage office serving Chardon, Cortland, Dublin, Garrettsville, Mantua, Middlefield, Newbury, Orwell, and Westerville. Additional information is available at www.middlefieldbank.com.

This press release of Middlefield Banc Corp. and the reports Middlefield Banc Corp. files with the Securities and Exchange Commission often contain “forward-looking statements” relating to present or future trends or factors affecting the banking industry and, specifically, the financial operations, markets and products of Middlefield Banc Corp. These forward-looking statements involve certain risks and uncertainties. There are a number of important factors that could cause Middlefield Banc Corp.’s future results to differ materially from historical performance or projected performance. These factors include, but are not limited to: (1) a significant increase in competitive pressures among financial institutions; (2) changes in the interest rate environment that may reduce interest margins; (3) changes in prepayment speeds, charge-offs and loan loss provisions; (4) less favorable than expected general economic conditions; (5) legislative or regulatory changes that may adversely affect businesses in which Middlefield Banc Corp. is engaged; (6) technological issues which may adversely affect Middlefield Banc Corp.’s financial operations or customers; (7) changes in the securities markets; or (8) risk factors mentioned in the reports and registration statements Middlefield Banc Corp. files with the Securities and Exchange Commission. Middlefield Banc Corp. undertakes no obligation to release revisions to these forward-looking statements or to reflect events or circumstances after the date of this press release.

MIDDLEFIELD BANC CORP.

Consolidated Selected Financial Highlights

June 30, 2014 and 2013 and December 31, 2013

Balance Sheet (period end)	June 30, 2014	December 31, 2013	June 30, 2013
(Dollar amounts in thousands) (unaudited)
Assets
Cash and due from banks	$19,821	$20,926	$22,052
Federal funds sold	5,756	5,267	18,377

Cash and cash equivalents	25,577	26,193	40,429
Investment securities available for sale	165,506	157,143	179,757
Loans	450,119	435,725	412,399
Less: allowance for loan and lease losses	7,129	7,046	7,749

Net loans	442,990	428,679	404,650
Premises and equipment	9,927	9,828	8,583
Goodwill	4,559	4,559	4,559
Core deposit intangible	136	156	173
Bank-owned life insurance	8,951	8,816	8,675
Accrued interest receivable and other assets	10,623	11,716	10,966

Total Assets	$668,269	$647,090	$657,792

	June 30, 2014	December 31, 2013	June 30, 2013

Liabilities and Stockholders’ Equity
Noninterest bearing demand deposits	$96,209	$85,905	$83,095
Interest-bearing demand deposits	58,366	53,741	58,238
Money market accounts	73,619	77,473	77,563
Savings deposits	178,602	177,303	180,875
Time deposits	181,997	174,414	185,648

Total Deposits	588,793	568,836	585,419
Short-term borrowings	6,939	10,809	5,407
Other borrowings	11,362	11,609	12,635
Other liabilities	2,004	2,363	1,781

Total Liabilities	609,098	593,617	605,242

Common equity	35,266	34,979	34,694
Retained earnings	29,780	27,465	24,780
Accumulated other comprehensive income (loss)	859	(2,237)	(190)
Treasury stock	(6,734)	(6,734)	(6,734)

Total Stockholders’ Equity	59,171	53,473	52,550

Total Liabilities and Stockholders’ Equity	$668,269	$647,090	$657,792

MIDDLEFIELD BANC CORP.

Consolidated Selected Financial Highlights

June 30, 2014 and 2013

(Dollar amounts in thousands)

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013
INTEREST INCOME
Interest and fees on loans	$5,575	$5,550	$11,269	$11,122
Interest-bearing deposits in other institutions	9	9	14	17
Federal funds sold	6	4	9	8
Investment securities
Taxable interest	526	625	1,035	1,299
Tax-exempt interest	783	744	1,538	1,477
Dividends on stock	20	15	43	38

Total interest income	6,919	6,947	13,908	13,961

INTEREST EXPENSE
Deposits	929	1,219	1,869	2,516
Short-term borrowings	38	47	73	99
Other borrowings	32	44	64	90
Trust preferred securities	34	47	60	81

Total interest expense	1,033	1,357	2,066	2,786

NET INTEREST INCOME	5,886	5,590	11,842	11,175

Provision for loan losses	120	300	300	613
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	5,766	5,290	11,542	10,562

NONINTEREST INCOME
Service charges on deposits	469	511	910	958
Investment securities gains (losses), net	64	(10)	58	175
Earnings on bank-owned life insurance	68	75	135	143
Other income	256	243	469	411

Total noninterest income	857	819	1,572	1,687

NONINTEREST EXPENSE
Salaries and employee benefits	2,268	1,906	4,284	3,777
Occupancy expense	275	248	596	522
Equipment expense	194	186	414	375
Data processing costs	224	187	438	400
Ohio state franchise tax	93	149	176	303
Federal deposit insurance expense	97	64	229	218
Professional fees	338	291	625	567
Loss (gain) on sale of other real estate owned	75	(13)	70	(5)
Advertising expense	124	111	247	223
Other real estate expense	102	90	165	196
Directors Fees	118	133	204	238
Other operating expense	690	596	1,379	1,135

Total noninterest expense	4,598	3,948	8,827	7,949

Income before income taxes	2,025	2,161	4,287	4,300
Provision for income taxes	414	476	913	958

NET INCOME	$1,611	$1,685	$3,374	$3,342

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Per common share data
Net income per common share - basic	$0.79	$0.84	$1.66	$1.66
Net income per common share - diluted	$0.79	$0.83	$1.65	$1.66
Dividends declared	$0.26	$0.26	$0.52	$0.52
Book value per share (period end)	$28.97	$26.00	$28.97	$26.00
Tangible book value per share (period end)	$26.67	$23.66	$26.67	$23.66
Dividend payout ratio	32.90%	31.28%	31.39%	31.33%
Average shares outstanding - basic	2,038,026	2,017,264	2,036,025	2,008,503
Average shares outstanding - diluted	2,044,564	2,023,961	2,042,181	2,017,060
Period ending shares outstanding	2,042,753	2,021,292	2,042,753	2,021,292

Selected ratios
Return on average assets	0.96%	1.02%	1.02%	1.02%
Return on average equity	11.58%	12.47%	12.33%	12.32%
Yield on earning assets	4.45%	4.77%	4.79%	4.81%
Cost of interest-bearing liabilities	0.80%	1.04%	0.81%	1.06%
Net interest spread	3.65%	3.73%	3.99%	3.75%
Net interest margin	4.04%	3.88%	4.12%	3.90%
Efficiency (1)	64.34%	58.12%	62.13%	58.35%
Tier 1 capital ratio (holding company)	9.31%	8.49%	9.31%	8.49%

(1)	The efficiency ratio is calculated by dividing noninterest expense less amortization of intangibles by the sum of net interest income on a fully taxable equivalent basis plus noninterest income.

	June 30, 2014	June 30, 2013
Commercial and industrial	$55,577	$49,898
Real estate - construction	26,615	24,084
Real estate - mortgage:
Residential	219,229	199,250
Commercial	142,505	135,006
Consumer installment	6,193	4,161

	$450,119	$412,399

Asset quality data	June 30, 2014	June 30, 2013
(Dollar amounts in thousands)
Nonaccrual loans	$8,646	$9,162
Troubled debt restructuring	1,743	3,166
90 day past due and accruing	117	541

Nonperforming loans	10,506	12,869
Other real estate owned	2,392	2,361

Nonperforming assets	$12,898	$15,230

Allowance for loan and lease losses	$7,129	$7,749
Allowance for loan and lease losses/total loans	1.58%	1.88%
Net charge-offs:
Quarter-to-date	6	283
Year-to-date	217	643
Net charge-offs to average loans, annualized
Quarter-to-date	0.01%	0.28%
Year-to-date	0.10%	0.32%
Nonperforming loans/total loans	2.33%	3.12%
Allowance for loan and lease losses/nonperforming loans	67.85%	60.21%